(logo) The Brazil Fund, Inc.
Stockholder Meeting Results
================================================================================
The Annual Meeting of Stockholders of The Brazil Fund, Inc. (the "Fund") was held on July 28, 1998, at the office of Scudder Kemper Investments, Inc., 345 Park Avenue, New York, NY 10154. At the Meeting the following matters were voted upon by the stockholders and the resulting votes are presented below.

1. To elect three Directors of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified.

                                            Number of Votes:
                                            ----------------
   Director                       For           Withheld         Broker
   --------                       ---           --------         ------
                                                                      Non-Votes*
   Juris Padegs                9,116,963        1,182,865           0
   Ronaldo A. da Frota         9,116,963        1,182,865           0
   Nogueira
   Harold Williams             9,112,405        1,187,423           0


2. To ratify or reject the action taken by the Board of Directors in selecting PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending December 31, 1998.

                                Number of Votes:
                                ----------------
           For              Against           Abstain      Broker Non-Votes*
           ---              -------           -------      -----------------
        9,145,861           598,534           555,433              0



A Special Meeting of Stockholders (the "Meeting") of The Brazil Fund, Inc. (the "Fund") was held on December 17, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matter was voted upon by the stockholders and the resulting votes are presented below.

1.   To approve a new Investment Advisory, Management and
     Administration Agreement for the Fund with Scudder Kemper
     Investments, Inc.

                                  Number of Votes:
                                  ----------------
             For              Against           Abstain      Broker Non-Votes*
             ---              -------           -------      -----------------
          9,279,556          1,489,711          45,613               0



--------------------------------------------------------------------------------
* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


                                       23